UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2012

CSX CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (904) 359-3200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported in a Current Report on Form 8-K filed by CSX Corporation (the “Company”) on January 23, 2012, the Board of Directors appointed Fredrik J. Eliasson as Executive Vice President and Chief Financial Officer and Oscar Munoz as Executive Vice President and Chief Operating Officer, each effective January 23, 2012.

On February 7, 2012, the Compensation Committee determined that Mr. Eliasson's compensation as Executive Vice President and Chief Financial Officer, effective February 1 2012, will include an annual base salary of $500,000 for 2012, and a short-term incentive opportunity equal to 90% of his annual base salary. With respect to the 2010-2012, and 2011-2013 performance cycles of the CSX Long Term Incentive Plan, Mr. Eliasson will be eligible to receive, on a pro-rated basis based on his service as Executive Vice President and Chief Financial Officer during such cycles, long-term equity incentive awards in the form of performance units with a targeted value, prior to proration, of $1.125 million for each cycle. Such awards will be payable, if conditions are met, in the form of shares of company common stock.
In addition, in connection with Mr. Munoz's appointment as Executive Vice President and Chief Operating Offer, the Compensation Committee granted Mr. Munoz 22,967 shares of restricted stock under the Company's 2010 Stock and Incentive Award Plan that vest on February 7, 2017. The Restricted Stock Award Agreement between the Company and Mr. Munoz is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Mr. Eliasson and Mr. Munoz will be eligible to participate in the same executive compensation programs as the Company's named executive officers, as more fully described under the section “Compensation Discussion and Analysis” of the Company's proxy statement filed on March 23, 2011.

ITEM 9.01.    EXHIBITS

(d)    The following exhibit is being filed herewith:

10.1    Restricted Stock Award Agreement with Oscar Munoz.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By: /s/ Carolyn T. Sizemore
Carolyn T. Sizemore
Vice President and Controller
(Principal Accounting Officer)

DATE: February 9, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Restricted Stock Award Agreement between CSX Corporation and Oscar Munoz